Exhibit 10(l)

SCHERING-PLOUGH RETIREMENT BENEFITS EQUALIZATION PLAN

(As Amended and Restated to January 1, 2004)

I. Purpose of Plan

The purpose of this Plan is to provide a means of equalizing the benefits of those employees participating in the Schering-Plough Corporation Retirement Plan (the “Retirement Plan”) whose benefits under the Retirement Plan are or will be limited by application of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986 or as subsequently amended (the “Code”).

II. Administration of the Plan

The Plan shall be administered by the Secretary of Schering- Plough Corporation, and all questions arising in connection with the Plan shall be determined by the Executive Compensation and Organization Committee of Schering-Plough Corporation (the “Committee”). The Secretary and the Committee may employ and rely upon such legal counsel, such actuaries, such accountants, and such agents as they may deem advisable. Decisions of the Committee shall be conclusive and binding upon all persons. Except as otherwise provided in paragraph 4 of Section VI, the Committee may delegate in writing part or all of its authority under this Plan to such party or parties as it may deem necessary or appropriate.

III. Participation in the Plan

All members of the Retirement Plan shall be eligible to participate in this Plan whenever their compensation or benefits under the Retirement Plan as from time to time in effect would exceed the limitations on eligible compensation and/or benefits imposed by Sections 401 and 415 of the Code, respectively.

IV. Compensation and Benefit Limitations

For purposes of this Plan and the Retirement Plan, the limitations on eligible compensation under Section 401(a)(17) of the Code shall be deemed to be reached when a participant’s eligible compensation under the Retirement Plan, commencing January 1, 2000, exceeds $170,000 or such other amount as the Secretary of the Treasury shall pronounce. The limitations imposed by Section 415 of the Code shall be deemed to be reached when the benefits otherwise payable to the participant in the Retirement Plan for a given plan year would exceed the maximum allowable under the Code.

V. Equalized Benefits

     1. Each eligible member of the Retirement Plan and his beneficiaries shall receive a supplemental pension benefit equal to the benefit which would have been payable to them under the Retirement Plan, without regard for any provision therein incorporating limitations imposed by Sections 401 and 415 of the Code, to the extent that such benefit otherwise payable under the Retirement Plan exceeds the benefit limitations as described in Section IV of this Plan. Such supplemental pension benefits shall be payable in accordance with all the terms and conditions applicable to the member’s benefits under the Retirement Plan, including whatever optional benefits he may have elected. Notwithstanding the foregoing, the benefit of any Pilot under this Plan shall be reduced, but not below zero, by the benefit payable to such Pilot under the Pilots’ Retirement Plan.

For purposes of determining the supplemental pension benefit under this Plan only for a Participant who also participates in the Schering-Plough Corporation Supplemental Executive Retirement Plan, the following definition of “Average Final Compensation” shall be used to calculate a Participant’s benefit under the Retirement Plan:

“‘Average Final Compensation’ means the average annual Compensation of a Member during the 60 consecutive months in the last 120 or fewer months of his or her Benefit Service affording the highest such average, or during all of the months of his or her Benefit Service if less than 60 months; provided, however, that individual components of Compensation shall be included in months that are retroactive to their effective date of inclusion into the definition of Compensation.”

     2. Notwithstanding Section V.1 of this Plan, a participant or former participant who was categorized as an E-grade employee of Schering-Plough Corporation or any of its subsidiaries (“E-grade Participant”) may elect (the “Participant’s Lump Sum Election”) to receive payment of the actuarial equivalent of the aggregate of his benefits under this Plan and any survivor’s benefit payable to his surviving spouse under this Plan in a lump sum (X) in cash on his Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, or Change of Control Termination Date, or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of such Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, or Change of Control Termination Date, as the case may be, or on the fifth, tenth, fifteenth or twentieth anniversary of his Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, or Change of Control Termination Date, as the case may be, or (Y) in two, three, four, five, ten, fifteen, or twenty equal annual cash installments commencing on his Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, or Change of Control Termination Date, or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of such Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, or Change of Control Termination Date, as the case may be; provided, however, that such E-grade Participant may not elect a different form of payment or payment commencement date than those he elects under the Schering-Plough Supplemental Executive Retirement Plan. If an E-grade Participant terminates his employment by retirement or following a Change of Control and dies with a Participant’s

Lump Sum Election in effect but prior to the payment of the full amount of such lump sum or annual installments, payment of the unpaid amount thereof shall be made to his surviving spouse, designated beneficiary or estate in accordance with such Election. Payment made in accordance with either of the two preceding sentences to the E-grade Participant, his surviving spouse, designated beneficiary or estate shall constitute full and complete satisfaction of the obligation of Schering Corporation (the “Company”) or any affiliate in respect of the benefits of such E-grade Participant and any survivor’s benefit of his surviving spouse. If an E-grade Participant dies before retirement, the Company shall have no obligation in respect of his benefits under this Plan and shall be obligated to pay any survivor’s benefit, if, but only if, his spouse shall survive him. If the E-grade Participant does not make the Participant’s Lump Sum Election, he may nevertheless elect (the “Survivor’s Lump Sum Election”) that if he should die prior to termination of employment, his surviving spouse shall receive the actuarial equivalent of her survivor’s benefit, if any, in a lump sum (X) in cash on the Optional Survivor’s Benefit Payment Date (as defined in Section V.3) or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of the Optional Survivor’s Benefit Payment Date or on the fifth, tenth, fifteenth, or twentieth anniversary of the Optional Survivor’s Benefit Payment Date, or (Y) in two, three, four, five, ten, fifteen or twenty equal annual cash installments commencing on the Optional Survivor’s Benefit Payment Date or the first day of any month thereafter not later than the first day of the month coincident with or next following the second anniversary of the Optional Survivor’s Benefit Payment Date; provided, however, that such surviving spouse may not elect a different form of payment or payment commencement date than those she elects under the Schering-Plough Supplemental Executive Retirement Plan. A E-grade Participant may make any election pursuant to this Section V.2, or may modify or rescind such an election previously made: (a), in the case of an election of a form of benefit other than a lump sum or annual installments pursuant to a Participant’s Lump Sum Election or a Survivor’s Lump Sum Election, at any time prior to the E-grade Participant’s retirement or Change of Control Termination Date, except that in the case of an E-grade Participant whose employment is terminated other than by retirement or following a Change of Control, such election, modification or rescission must be made at least 90 days prior to his Normal Retirement Date; (b), in the case of a Participant’s Lump Sum Election by an E-grade Participant whose retirement occurs on or after October 1, 1994, and on or before July 1, 1995, at least 30 days prior to the date of his retirement; (c), in the case of a Participant’s Lump Sum Election by an E-grade Participant who is not covered by clause (b) of this sentence, not later than the end of the calendar year preceding the calendar year in which the termination of his employment occurs and at least six months prior to such termination of employment; and (d), in the case of a Survivor’s Lump Sum Election, at least six months prior to his death; provided, however, that in the event of a Change of Control (as defined in Section V.3), an E-grade Participant may make a Participant’s Lump Sum Election or a Survivor’s Lump Sum Election, or modify or rescind such an Election previously made, within a period of 60 days following such Change of Control but in no event later than 30 days prior to the date of the termination of his employment. Any election pursuant to this Section V.2, or any modification or rescission of a previous election, shall be made in writing and filed with the Committee before the applicable limitation of time specified in this Section V.2, and any election purported to be filed after the applicable limitation of time shall be void. Unless otherwise specified in the written form of election, the actuarial equivalent of the benefits payable to an E-grade Participant who has made a Participant’s Lump Sum Election, and the actuarial equivalent of any survivor’s benefit payable to his surviving spouse pursuant to a Survivor’s Lump Sum Election, shall be paid in five equal annual installments commencing on his Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, Change of Control Termination Date, or the first day of the month coincident with or next following his death, as the case may be, with interest payable at the three-month U.S. Treasury bill rate as reported in The Wall Street Journal on the first business day of the calendar quarter. If benefits under this Plan are payable to an E-grade Participant in a different form than his retirement benefits under the Retirement Plan, or if benefits under this Plan are payable to an E-grade Participant prior to his retirement benefits under the Retirement Plan, the amount of the offset provided in this Plan for such E-grade Participant’s benefit under the Retirement Plan shall be actuarially converted into the form of benefit payable under this Plan but solely for purposes of calculating the amount of such offset. Notwithstanding any provision of this Plan to the contrary, a lump sum payment shall be made in lieu of any installments if the actuarial equivalent of the aggregate of any Participant’s benefits under this Plan and any Survivor’s Benefit payable to his surviving spouse under this Plan is less than or equal to $5,000 or such other amount as may be established by the Committee from time to time. The mandatory lump sum payment payable under the preceding sentence shall be determined (i) in the case of an E-grade Participant, on the basis of the interest rate published by the Pension Benefit Guaranty Corporation as of the first day of the Plan Year of distribution for determining lump sum distributions under Section 417(e) of the Code and the 1983 GAM mortality table, and (ii) in the case of any other Participant, in accordance with all the terms applicable to mandatory lump sum payments to such Participant or surviving spouse under the Retirement Plan. The amount of any other lump sum payment under this Plan shall be equal to the actuarial present value of the benefits payable under this Plan to an E-grade Participant or surviving spouse of an E-grade Participant calculated as of the Early Retirement Date, Normal Retirement Date, Deferred or Postponed Retirement Date, Change of Control Termination Date, or date of death of the E-grade Participant, as the case may be, by utilizing (a) the interest rate determined as of such Retirement Date, Change of Control Termination Date, or date of death under the regulations of the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution on plan termination that were in effect on September 1, 1993, and (b) the 1983 GAM mortality table. The amount of any annual installment shall be calculated by converting the benefits payable under this Plan to an E-grade Participant or E-grade Participant’s surviving spouse, as the case may be, into a lump sum amount in accordance with the preceding sentence and by dividing such amount by the number of installments elected or deemed to have been elected by the E-grade Participant. The amount of any lump sum or annual installment of the benefit of any E-grade Participant that is not paid within fifteen days after the date of his retirement or Change of Control Termination Date, as the case may be, and the amount of any lump sum or annual installment of any survivor’s benefit of his surviving spouse that is not paid within fifteen days after the Optional Survivor’s Benefit Payment Date, shall bear interest from such fifteenth day after the date of retirement, Change of Control Termination Date, or the Optional Survivor’s Benefit Payment Date, as the case may be, to but excluding the date of payment of such amount, at the Deferral Rate (as defined in Section V.3), compounded semi-annually. Interest on any such amount shall be paid on the date such amount is paid or, at the election of the E-grade Participant, such interest shall be paid currently on a semiannual basis (with such election to be made on or before the last date on which a Participant’s Lump Sum Election or Survivor’s Lump Sum Election, as applicable, may be made). If the benefits under this Plan are to continue after an E-grade Participant’s death for the benefit of his spouse or a designated beneficiary, then such E-grade Participant shall have the right at any time to change the recipient of the survivorship benefit payable under this Plan; provided, however, that any such change, if made after the applicable deadline set forth in the Retirement Plan, shall not affect the amount of the benefit payable under this Plan as originally calculated or the term for which such benefit is payable, also as originally calculated. The Committee may, in its sole discretion, defer the payment of any lump sum or initial annual installment to an E-grade Participant who is a “covered employee” as defined in Section 162(m) of the Code, if such payment would be subject to such Section’s limitation on deductibility; provided, however, that such payment shall not be deferred to a date later than the earliest date in the year in which such payment would not be subject to such limitation; and further provided that the Company shall, at the time of payment of any amount so deferred, pay interest thereon from the due date thereof at the Deferral Rate, compounded semi-annually.

     3. The following terms, when used in this Plan, shall have the meanings given below:

          (a) “Change of Control” means a Change of Control as defined in the 1992 Stock Incentive Plan of Schering-Plough Corporation.

          (b) “Change of Control Termination Date” means the date, following a Change of Control, as of which a participant or former participant ceases to be an employee of the Company or any of its affiliates.

          (c) “Deferral Rate” means a rate, at the option of the participant or former participant, as the case may be, either (a) equal to the actual yield on three-month U.S. Treasury bills as reported in the Wall Street Journal on the first business day of each calendar quarter or (b) as reported in the Wall Street Journal (or, if not reported in the Wall Street Journal, as reported in a similar widely recognized business publication) on the first business day following the retirement or death, as the case may be, of the Participant or Former Participant, equal to the actual yield on U.S. Treasury securities with a maturity equal to the period for which a lump sum or annual installment payment is deferred pursuant to a Participant’s Lump Sum Election or a Survivor’s Lump Sum Election or action by the Committee under Section V.2 hereof (or if there are no U.S. Treasury securities of such maturity, then the functional equivalent thereof). The Deferral Rate shall be selected by the participant or former participant, as the case may be, at or before the time that a Participant’s Lump Sum Election or Survivor’s Lump Sum Election, as applicable, is made.

          (d) “Optional Survivor’s Benefit Payment Date” means (a), in the case of a participant or former participant having at least ten years of employment with the Company or an affiliate, the first day of the month coincident with or next following the date of his death and (b), in the case of a participant or former participant having less than ten years of employment with the Company or an affiliate, the first day of the month coincident with or next following (i) the date on which the participant or former participant would have attained age 55 or, (ii) if later, the date on which the participant or former participant dies.

          (e) “Pilot” or “Pilots” means a member who is also eligible to receive a benefit under the Pilots’ Retirement Plan.

          (f) “Pilots’ Retirement Plan” means the Schering-Plough Corporation Pilots’ Supplemental Retirement Plan.

All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Retirement Plan.

     4. The supplemental pension benefit of a participant who is entitled to benefits under this Plan due to a Change of Control shall be reduced by the factors set forth on Annex A hereto depending upon his age on the relevant Change of Control Termination Date.

VI. Miscellaneous

     1. Neither the establishment of this Plan nor the participation therein shall confer upon any person any right to be continued as an employee of the Company or any affiliated company, and the Company reserves the right to discharge any employee whenever in its sole judgment the interest of the Company or any affiliated company so requires.

     2. All expenses of administering this Plan shall be borne by the Company.

     3. No benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, or subject to attachment, garnishment, or other legal process.

     4. This Plan may be amended or terminated at any time by action of the Company’s Board of Directors. In the event of termination, no contributions shall be made thereafter, except for a year preceding the year in which termination occurs and provided that no such amendment or termination shall affect any right or obligation with respect to any contribution theretofore made, or the rights of a participant, terminated participant, former participant or beneficiary to receive amounts credited to his account.

     5. The Plan is intended to constitute a nonqualified deferred compensation arrangement maintained for a select group of management or highly compensated employees within the meaning of Title I of ERISA. Benefits payable under this Plan shall not be funded and shall be paid out of the general funds of the Company and/or its affiliates.

     6. The Company may withhold from any payment required to be made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment and such sums as the Company may reasonably estimate are necessary to cover any other amounts for which the Company may be legally liable and which may be assessed with regard to such payment.

     7. The masculine pronoun shall include the feminine wherever appropriate.

     8. The Plan shall be construed, administered, and enforced under ERISA and the laws of the State of New Jersey, except where ERISA controls.

Annex A

Age on Change of Control
Termination Date	Reduction Factor
64	4%
63	8%
62	12%
61	16%
60	20%
59	26.6%
58	32.5%
57	37.8%
56	42.6%
55	46.9%
54	50.9%
53	54.7%
52	58.3%
51	61.7%
50	64.9%
49	67.7%
48	70.1%
47	72.1%
46	74.0%
45	75.8%
44	77.5%
43	79.1%
42	80.6%
41	82.0%
40	83.3%
39	84.5%
38	85.6%
37	86.6%
36	87.6%
35	88.6%